Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776

FISHER COMMUNICATIONS ANNOUNCES FIRST QUARTER 2005 RESULTS

SEATTLE—(BUSINESS WIRE)—April 27, 2005—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the first quarter ended March 31, 2005.

Fisher Communications reported a net loss of $5.1 million in the first quarter of 2005, compared to a net loss of $9.8 million in the first quarter of 2004. The Company reported revenue of $31.0 million in the first quarter of 2005, compared to $30.9 million in the first quarter of 2004. Overall broadcasting revenue declined by approximately $700,000 in the first quarter of 2005, as compared to the first quarter of 2004, due primarily to the absence of significant political and advocacy advertising in 2005. Total revenue includes the operations of Fisher Plaza, a communications center located near downtown Seattle that houses the Company’s Seattle radio and television broadcasting operations and its corporate headquarters. Fisher Plaza revenue increased approximately $800,000 to $1.9 million in the first quarter of 2005, primarily as a result of increased occupancy.

Total operating expenses increased $1.7 million to $36.5 million in the three months ended March 31, 2005, as compared to the three-month period ended March 31, 2004, due primarily to approximately $1.0 million in severance-related expenses for the Company’s former chief executive officer, higher audit and accounting expenses relating to the Company’s successful completion of documentation and testing procedures pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and certain increased syndicated television expenses.

The Company had no remaining derivative instruments during the first quarter of 2005; however, a pre-tax loss on derivative instruments of $9.2 million was recognized in the first quarter of 2004. Therefore, the improvement in net results is primarily due to the elimination of these derivative instruments that related directly to prior corporate borrowing agreements that were refinanced in the second half of 2004.

The Company will hold its annual meeting of shareholders on Thursday, April 28, 2005, at 10:00 AM Pacific Time. The presentations at the annual meeting are expected to include information regarding the Company’s operating results for the quarter ended March 31, 2005; therefore, the Company does not intend to hold a separate quarterly conference call.

The combined annual meeting and first quarter 2005 presentations are being webcast and can be accessed at the investor information page of Fisher Communication’s Web site at www.fsci.com. A replay of the webcast will be available until Thursday, May 5, 2005, and will also be accessible at the Fisher Web site, as is other information about Fisher Communications.

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Fisher Communications, Inc. is a Seattle-based integrated media company. Its nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31
(in thousands, except per-share amounts) Unaudited	2005	2004
Revenue	$30,957	$30,892
Costs and expenses
Cost of services sold	16,623	15,059
Selling expenses	5,878	6,363
General and administrative expenses	9,875	9,179
Depreciation and amortization	4,129	4,211

	36,505	34,812

Loss from operations	(5,548)	(3,920)
Net loss on derivative instruments	—	(9,172)
Other income, net	850	803
Interest expense, net	(3,371)	(3,124)

Loss from continuing operations before income taxes	(8,069)	(15,413)
Benefit for federal and state income taxes	(3,001)	(5,700)

Loss from continuing operations	(5,068)	(9,713)
Loss from discontinued operations, net of income taxes		(132)

Net loss	$(5,068)	$(9,845)

Loss per share:
From continuing operations	$(0.59)	$(1.13)
From discontinued operations		(0.01)

Net loss per share	$(0.59)	$(1.14)

Weighted average shares outstanding	8,625	8,612

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) Unaudited	March 31 2005	December 31 2004
Assets
Current assets	$52,331	$60,601
Marketable securities, at market value	146,506	157,102
Other assets, net	215,251	218,169

Total assets	$414,088	$435,872

Liabilities and stockholders’ equity
Notes payable and current portion of long-term debt	$44	$53
Other current liabilities	20,403	27,367
Long-term debt, net of current maturities	150,000	150,000
Deferred income taxes	30,048	36,133
Other liabilities	20,212	19,866

Total liabilities	220,707	233,419

Stockholders’ equity, other than accumulated other comprehensive income	101,077	103,261
Accumulated other comprehensive income, net of income taxes	92,304	99,192

Total stockholders’ equity	193,381	202,453

Total liabilities and stockholders’ equity	$414,088	$435,872